Exhibit (d)(5)

CLEAN TEAM CONFIDENTIALITY AGREEMENT

This Clean Team Confidentiality Agreement (the “Agreement”) is entered into this 31st day of May, 2019, between, on the one hand, Tower International, Inc., a Delaware corporation (“Tower”), and, on the other hand, Autokiniton Global Group, Inc. (“Potential Purchaser”), (together with Tower, the “Parties” and each, a “Party”), in connection with a potential transaction between Tower and Potential Purchaser (the “Transaction”).

Effective on the 19th day of September, 2018, Tower entered into that certain Confidentiality Agreement with Potential Purchaser (the “NDA”) related to the Transaction. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the NDA.

Pursuant to and subject to the terms of the NDA and as otherwise provided herein, certain representatives of Potential Purchaser, as described in Paragraph 2 below, may need to receive competitively sensitive information on a range of financial, management and operational issues related to Tower’s business. This information is proprietary, secret and confidential and will be disclosed only on the following terms and conditions:

1.

“Clean Team Material” shall mean all information that Tower determines to be competitively sensitive, including without limitation, pricing information, customer contracts and scope of work, purchase orders or other similar agreements, future strategic plans and product/service developments, including all amendments, exhibits, and annexes and any other information that Tower and Potential Purchaser may agree in good faith are relevant to the evaluation and consideration of the potential Transaction, in each case placed in a folder within a data room maintained by Tower for purposes of the Transaction (the “Data Room”) labeled as “Clean Team Material”. Nothing in this Agreement shall require Tower to disclose any Clean Team Material. All material within such folder shall be treated as Clean Team Material, unless such materials are posted in other Data Room folders not labeled as “Clean Team Material” or are otherwise provided to Potential Purchaser or any of its Representatives outside of the Data Room folder labeled as “Clean Team Material”.

2.

For purposes of this Agreement, “Clean Team Members” shall mean employees and other Representatives of Potential Purchaser or KPS listed in Exhibit A. Exhibit A may be amended from time to time by written agreement of Tower and Potential Purchaser.

3.

For each Clean Team Member added to Exhibit A, Potential Purchaser shall also list such Clean Team Member’s title and, if not apparent from the title and requested by Tower, such Clean Team Member’s function within Potential Purchaser’s or KPS’s organization.

Potential Purchaser agrees that it will be responsible for any breach of this Clean Team Agreement by Clean Team Members.

4.

Potential Purchaser shall, and shall direct its Representatives and the respective Clean Team Members to, limit the use of the Clean Team Material to such uses permitted by this Agreement. Potential Purchaser agrees to keep confidential, and to direct the Clean Team Members to refrain from disclosing (a) such information to Potential Purchaser’s Representatives, consultants, managers, agents, advisors or employees who are not Clean Team Members except as permitted by this Agreement, and (b) with respect to Clean Team Members who are employees of Potential Purchaser, direct them to read this Agreement and agree to comply with its terms. Furthermore, Potential Purchaser shall direct all Clean Team Members to refrain from reproducing or distributing documents, data, or oral information to the extent containing Clean Team Material other than the reproduction by Clean Team Members for purposes of the evaluation, negotiation and consummation of the Transaction or distribution to other Clean Team Members, in each case as permitted hereunder.

5.

Potential Purchaser shall take such reasonable measures as may be appropriate to ensure that all obligations of nonuse and nondisclosure of the Clean Team Material set forth herein shall be known to its outside legal, financial or other advisors who are Clean Team Members and who may receive the Clean Team Material, and shall direct that Clean Team Members preserve the confidential nature of the Clean Team Material they receive pursuant to this Agreement. Potential Purchaser shall direct all Clean Team Members to refrain from disclosing any of the Clean Team Material they receive from Tower to any third party, other than under the circumstances described in, and only as permitted by, this Agreement and Section 7 of the NDA. Potential Purchaser will be responsible for any breach or damages associated with the failure of the Clean Team Members to comply with this Agreement, as though it directly breached this Agreement.

6.

Potential Purchaser shall direct Clean Team Members to refrain from using the Clean Team Material for any purpose other than evaluating, negotiating and consummating the Transaction. Potential Purchaser shall, and shall direct Clean Team Members to, refrain from disclosing or using Clean Team Materials other than as permitted by this Agreement. Subject to the requirements of this Agreement, the Parties agree that Clean Team Members shall be permitted to share Clean Team Material with other Clean Team Members. Except as provided for in this Agreement or as agreed to by the Parties, no other use will be made by Potential Purchaser or by Clean Team Members, of the Clean Team Material.

7.

After receiving the Clean Team Material, Clean Team Members may prepare reports containing any summaries or analyses based on the Clean Team Material or drawn from Clean Team Material which is summarized, aggregated, redacted or cleaned to remove any competitive sensitivity (each a “Report”), which shall not constitute “Clean Team Material” hereunder, but shall constitute “Evaluation Material” subject to the terms of the NDA. Subject to the last sentence of this paragraph, Potential Purchaser may disclose such Report to any of its employees, agents and other Representatives in its reasonable discretion solely for the purposes of evaluation, negotiation and consummation of the Transaction. Any such Report may include only aggregated information from the Clean Team Material, and any such Report shall not: disclose or reveal any specific, competitively sensitive non-aggregated data, figures, or details contained or derived from the Clean Team Material, including, without limitation, any non-aggregated or non-anonymized data, figures, or details that would reasonably be expected to permit persons who are not members of the Clean Team to disaggregate the summary data, figures, or details to determine non-anonymized customer-specific information; provided, however, that such Report may disclose the name and the total revenue (as a single number) from any customer counterparty. Any such Report prepared by Clean Team Members shall be reviewed in good faith and approved for distribution by Potential Purchaser’s outside antitrust counsel prior to distribution to Potential Purchaser and/or its Representatives.

8.

All Clean Team Material shall remain the property of Tower. Upon Tower’s request, including any such request pursuant to Section 8 of the NDA, Potential Purchaser, its Representatives, and Clean Team Members shall, at Potential Purchaser’s expense and its election, either promptly return to Tower or promptly destroy (and provide a confirmatory email thereof to Tower) all documents containing Tower’s Clean Team Material and all Reports; provided, that nothing contained herein shall require any Person to destroy Clean Team Material in electronic form (including any computer systems, back-up and archive tapes or other electronic backup systems) to the extent that such destruction is not commercially practicable and any retained Clean Team Material is not accessed by Potential Purchaser or its Representatives’ personnel except by any legal, compliance or information technology personnel in the course of their respective duties.

9.

This Agreement shall be effective as of the date hereof and shall terminate and be of no further force or effect on the same date that the NDA terminates. The obligations of confidentiality and nonuse related to the Clean Team Material received under this Agreement shall be binding, and, in the event the Transaction does not take place, they shall continue in force for so long as the NDA remains in force.

10.

In the event the Transaction does not take place, Potential Purchaser shall not allow any Clean Team Member who has received Clean Team Material pursuant to this Agreement to directly participate in, sales, pricing or marketing with respect to products, services or inputs substantially similar and competitive with the products, services or inputs offered or purchased by Tower, for a period of twelve (12) months from the last date on which such Clean Team Member has had access to Clean Team Material, and all Clean Team Members shall remain subject to the terms of the NDA; provided, that if Tower and Potential Purchaser or any of their respective affiliates consummate the potential Transaction, all of the obligations hereunder (but not under the NDA) shall terminate effective as of the date of the consummation thereof solely with respect to the assets acquired in the potential Transaction.

11.

Notwithstanding any other provision of this Agreement or the NDA, Tower acknowledges and agrees that Potential Purchaser and its Representatives (including Clean Team Members) may retain and use “residuals” (as defined below) of the Clean Team Material. The term “residuals” shall mean any information, such as general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques, that may be retained in the unaided memories of Potential Purchaser, its Representatives and Clean

Team Members who have had access to the Clean Team Material pursuant to the terms of this Agreement or the NDA. For purposes of this Agreement, a person’s memory is unaided if the person has not intentionally refreshed the person’s memory of the Clean Team Material or otherwise accessed the Clean Team Material at any time after Potential Purchaser’s compliance with a request contemplated by Paragraph 8.

12.

The Parties acknowledge and agree that any breach of this Agreement by Potential Purchaser may cause Tower to suffer irreparable damage that may not be adequately remedied by an action at law. Accordingly, the Parties agree that Tower is entitled to seek specific performance of the provisions of this Agreement in accordance with Section 10(b) of the NDA.

13.

This Agreement shall not be assigned by either Potential Purchaser or Tower without the prior written consent of the other Party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

14.

In the event of conflict between this Agreement and any other agreements, excluding the NDA, between the Parties, this Agreement shall control unless a subsequent agreement explicitly states otherwise.

15.

The terms of the NDA will remain in full force and effect, and this Agreement supplements the NDA. In the event of any conflict or inconsistency between this Agreement and the NDA, the NDA shall control unless otherwise specified herein.

16.

This Agreement shall be governed by New York law without regard to its conflicts of law rules. All disputes under this Agreement shall be brought in the federal and state courts of the State of New York sitting in the Borough of Manhattan of the City of New York or of the United States of America for the Southern District of New York. This Agreement shall not be amended, modified or waived except by a writing signed by Tower and Potential Purchaser. This Agreement, together with the NDA, constitute the entire agreement of the Parties with respect to the subject matter hereof.

17.	This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Pages Follow]

Privileged and Confidential

Counterpart Signature Page

To Clean Team Agreement

Between Tower and Potential Purchaser

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

Autokiniton Global Group, Inc.

By:	/s/ George Thanopoulos
Name: George Thanopoulos
Title: CEO

Privileged and Confidential

Counterpart Signature Page

To Clean Team Agreement

Between Tower and Potential Purchaser

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

Tower International, Inc.

By:	/s/ Nanette Dudek
Name: Nanette Dudek
Title: VP Legal Affairs & Compliance and Corporate Secretary

Privileged and Confidential

EXHIBIT A

Clean Team Members

[See attached.]

Clean room access
	Name	Email	Position	Entity
1	George Thanopoulos	GThanopoulos@agglp.com	CEO	AGG
2	Paul Suber	Psuber@agglp.com	SVP of Operations & Business Dev	AGG
3	Markus Knoerr	MKnoerr@agglp.com	VP of Technology	AGG
4	Ryan Baker	rbaker@kpsfund.com	Partner	KPS
5	Alison Beyer	abeyer@kpsfund.com	Vice President	KPS
6	Ryan Deane	rdeane@kpsfund.com	Senior Associate	KPS
7	Bryan Verbel	bverbel@kpsfund.com	Associate	KPS
8	William Carter	wcarter@kpsfund.com	Associate	KPS
9	Jose Alvarez	jalvarez@kpsfund.com	Managing Director, Operations	KPS
10	Stephen Schipani	sschipani@kpsfund.com	Director of Tax	KPS
11	Talia Campbell	tcampbell@kpsfund.com	Associate	KPS
12	Michael Psaros	mpsaros@kpsfund.com	Managing Partner	KPS
13	Keith McKinnish	kmckinnish@kpsfund.com	Managing Director, Operations	KPS
14	David Shapiro	dshapiro@kpsfund.com	Partner	KPS
15	Raquel Palmer	rpalmer@kpsfund.com	Partner	KPS
16	Jay Bernstein	jbernstein@kpsfund.com	Partner	KPS
17	Kyle Mumford	kmumford@kpsfund.com	Partner	KPS
18	Chris DiOrio	Chris.DiOrio@gs.com	Managing Director	Goldman Sachs
19	Will Wiltshire	Will.Wiltshire@gs.com	Managing Director	Goldman Sachs
20	Alex Mielke	Alexander.Mielke@gs.com	Vice President	Goldman Sachs
21	Arjun Khanna	Arjun.Khanna@gs.com	Associate	Goldman Sachs
22	Selina Parmar	Selina.Parmar@gs.com	Associate	Goldman Sachs
23	Colleen Coen	Colleen.Coen@gs.com	Analyst	Goldman Sachs
24	Ankit Patel	Ankit.y.Patel@gs.com	Analyst	Goldman Sachs
25	Daniel Behnke	daniel.s.behnke@baml.com	Associate	Bank of America Merrill Lynch
26	Hongfei Xia	hongfei.xia@baml.com	Analyst	Bank of America Merrill Lynch
27	Jasdeep Singh	jsingh41@baml.com	Associate	Bank of America Merrill Lynch
28	Tyler Triscari	tyler.triscari@baml.com	Analyst	Bank of America Merrill Lynch
29	Elizabeth Gretz	elizabeth.gretz@baml.com	Vice President	Bank of America Merrill Lynch
30	Sabrina Shingwani	sabrina.shingwani@baml.com	Associate	Bank of America Merrill Lynch
31	Alex Kozikowski	alex.kozikowski@baml.com	Analyst	Bank of America Merrill Lynch
32	Bryce Fisher	bryce.fisher@baml.com	Director	Bank of America Merrill Lynch
33	Angelo Bonvino	abonvino@paulweiss.com	Partner	Paul Weiss
34	Michael Vogel	mvogel@paulweiss.com	Partner	Paul Weiss
35	Cullen Sinclair	csinclair@paulweiss.com	Associate	Paul Weiss
36	Samantha Elliott	selliott@paulweiss.com	Associate	Paul Weiss
37	Andrew Goldman	agoldman@paulweiss.com	Associate	Paul Weiss
38	David Mayo	dmayo@paulweiss.com	Partner	Paul Weiss
39	Robert Killip	rkillip@paulweiss.com	Associate	Paul Weiss
40	Peter Fisch	pfisch@paulweiss.com	Partner	Paul Weiss
41	Brad Greenburg	bgreenburg@paulweiss.com	Associate	Paul Weiss
42	Andrew Gaines	againes@paulweiss.com	Partner	Paul Weiss
43	Lisa Eisenberg	leisenberg@paulweiss.com	Associate	Paul Weiss
44	Brian Wisotsky	bwisotsky@paulweiss.com	Associate	Paul Weiss
45	Charles Googe	cgooge@paulweiss.com	Partner	Paul Weiss
46	Marisa Seiss	mseiss@paulweiss.com	Associate	Paul Weiss
47	William O’Brien	wobrien@paulweiss.com	Counsel	Paul Weiss
48	Deepa Sarkar	dsarkar@paulweiss.com	Associate	Paul Weiss
49	Monica Thurmond	mthurmond@paulweiss.com	Partner	Paul Weiss
50	Nathaneel Ducena	nducena@paulweiss.com	Associate	Paul Weiss
51	Bruce Gruder	bgruder@paulweiss.com	Counsel	Paul Weiss
52	Aidan Synnott	asynnott@paulweiss.com	Partner	Paul Weiss
53	Marta Kelly	mkelly@paulweiss.com	Counsel	Paul Weiss
54	Rebekah Scherr	rscherr@paulweiss.com	Associate	Paul Weiss
55	Richard Elliott	relliott@paulweiss.com	Counsel	Paul Weiss
56	Joshua Thompson	jthompson@paulweiss.com	Associate	Paul Weiss
57	Davin S. MacKenzie	davin.mackenzie@pwc.com	Partner	PwC
58	Abraham K. Chenathara	abraham.k.chenathara@pwc.com	Director	PwC
59	Kristen Giarrusso	kristen.giarrusso@pwc.com	Associate	PwC
60	Carrie Leahy	CLeahy@BODMANLAW.COM	Member	Bodman
61	Robert Cambridge	RCambridge@BODMANLAW.COM	Member	Bodman
62	Jacob Simon	JSimon@BODMANLAW.COM	Associate	Bodman
63	Nick Scavone	NScavone@bodmanlaw.com		Bodman
64	Andy Spilkin	ASpilkin@bodmanlaw.com		Bodman
65	Ryan Olson	Rolson@bodmanlaw.com		Bodman
66	Whitney Silfen	Wsilfen@bodmanlaw.com		Bodman
67	Breighan Bullock	BBullock@bodmanlaw.com		Bodman
68	Pete Rich	PRich@spilmanlaw.com	Member	Spilman
69	David Robertson	drobertson@spilmanlaw.com	Counsel	Spilman
70	Carl Hellerstedt	chellerstedt@spilmanlaw.com	Counsel	Spilman
71	Lee Urgo	leurgo@deloitte.com	Partner	Deloitte
72	Brian Kunisch	bkunisch@deloitte.com	Partner	Deloitte
73	Jose Velaz	jvelaz@deloitte.com	Senior Manager	Deloitte
74	Nick Marsteller	nimarsteller@deloitte.com	Senior Consultant	Deloitte
75	Michael Leung	michleung@deloitte.com	Manager	Deloitte
76	Lucian Spatoliatore	lspatoliatore@deloitte.com	Partner	Deloitte
77	Michael Mariani	mmariani@deloitte.com	Senior Manager	Deloitte
78	Albert Brink	albrink@deloitte.com	Senior Manager	Deloitte
79	Matt Maggiacomo	mmaggiacomo@deloitte.com		Deloitte
80	Joe Kirpas	jkirpas@deloitte.com	Senior	Deloitte
81	Ken Reichel	kreichel@deloitte.com	Partner	Deloitte
82	Beth Meinhold	bemeinhold@deloitte.com	Manager	Deloitte
839	Mary Jo Brady	mabrady@deloitte.com	Senior Manager	Deloitte
84	Connie Duclos	Connie.duclos@woodplc.com	Senior Associate	Wood
85	Todd Coffin	Todd.coffin@woodplc.com	Environmental Engineer	Wood
86	Lori Stocker	Lori.stocker@woodplc.com	Principal Program Manager	Wood
87	Laura Funk	Laura.funk@woodplc.com	Senior Project Manager	Wood
88	Ben Iden	Ben.iden@woodplc.com	Senior Project Manager	Wood

89	Sandra Sroonian	Sandra.sroonian@woodplc.com	Senior Engineer	Wood
90	John Marsh	John.marsh2@woodplc.com		Wood
91	Surasi Gandara	Surasi.gandara@woodplc.com		Wood
92	Jamie Barnes	Jamie.barnes@woodplc.com	Principal	Wood
93	Lidia Fernandez	lasenf@asacon.com.br		Wood
94	Nigel Webber	nigel.webber@dentons.com	Partner	Dentons
95	Wei Wu	wei.wu@dentons.com	Senior Associate	Dentons
96	Sarah Beeby	sarah.beeby@dentons.com	Partner	Dentons
97	Rodrigo Vella	rodrigo.vella@vpbg.com.br	Partner	Dentons
98	Bruna Gobbi	bruna.gobbi@vpbg.com.br	Senior Associate	Dentons
99	Diego Casquel	diego.casquel@vpbg.com.br	Associate	Dentons
100101	Bernado Cortes	bernardo.cortes@dentons.com	Senior Associate	Dentons
101	Daniela Monroy	daniela.monroy@dentons.com	Partner	Dentons
102	Jorge Lopez	jorge.lopez@dentons.com	Associate	Dentons
	Luz Garcia	Luz.Garcia@dentons.com	Associate	Dentons
	Luis Leuchter	luis.leuchter@dentons.com	Associate	Dentons
	Gustavo Mendoza	gustavo.mendoza@dentons.com	Associate	Dentons
	David Moussali	David.Moussali@dentons.com	Associate	Dentons